Exhibit 4.2
AMENDED AND RESTATED
WARRANT AGREEMENT
     This Amended and Restated Warrant Agreement, dated as of August 1, 2011 (this “Warrant Agreement”), is between CMP SUSQUEHANNA RADIO HOLDINGS CORP., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A. (the “Warrant Agent”).
     The Company, pursuant to an exchange offer (the “Exchange Offer”) for the formerly outstanding 9 7/8% Senior Subordinated Notes due 2014 of CMP Susquehanna Corp., a Delaware corporation and wholly owned subsidiary of the Company, issued in exchange for such notes, among other consideration, warrants (the “Prior Warrants”) to purchase up to an aggregate of 4,000,000 shares of the Company’s common stock, par value $0.01 per share, at a per share purchase price of $0.01 per share, all on the terms and conditions and pursuant to the provisions set forth in a Warrant Agreement, dated as of March 26, 2009, among the Company, CMP Susquehanna Holdings Corp. and the Warrant Agent (the “Prior Agreement”).
     Pursuant to a Consent to Amendment and Restatement of Warrant Agreement, dated June 21, 2011 (the “Amendment Agreement”), the Company, CMP Susquehanna Holdings Corp., the Warrant Agent and the Majority Holders (as defined in the Prior Agreement) agreed that the Prior Agreement shall be amended and restated in its entirety in substantially the form of this Agreement to replace the Prior Warrants with warrants (“Warrants”) to purchase from the Company shares of Class D Common Stock, par value $0.01 per share, of Cumulus Media Inc., a Delaware corporation (“CMI”), on the terms and conditions set forth in this Warrant Agreement.
     The Company wishes to continue to retain the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so continue to act, in connection with the transfer, exchange and replacement of the Warrant Certificates (as hereinafter defined) and the exercise of the Warrants.
     The Prior Agreement is hereby amended and replaced in its entirety and the rights of each Holder under the Prior Agreement with respect to the Prior Warrants issued pursuant to the Prior Agreement shall be as set forth in this Warrant Agreement.
     Therefore, the parties agree as follows:
1. DEFINITIONS. As used in this Warrant Agreement, the following terms have the respective meanings set forth below:
     “Amendment Agreement” has the meaning set forth in the opening paragraphs of this Warrant Agreement.
     “Board” means the Board of Directors of CMI.
     “Business Day” means any day that is not Saturday, Sunday or other day when the New York Stock Exchange is required or permitted to be closed.
     “CMI” has the meaning set forth in the opening paragraphs of this Warrant Agreement.

     “CMI Class A Common” means Class A Common Stock, par value $0.01 per share, of CMI.
     “CMI Class D Common” means Class D Common Stock, par value $0.01 per share, of CMI.
     “CMI Common Shares” means shares of CMI Class A Common and shares of CMI Class D Common.
     “CMI Exchange Agreement” means the Exchange Agreement, dated of even date herewith, pursuant to which CMI has agreed to issue to the Company (through the Company’s direct parent) the shares of CMI Class D Common that the Company is required to transfer to Holders pursuant to this Warrant Agreement.
     “CMI Indemnity Claim” means a claim by or on behalf of the Sellers for indemnification under and pursuant to Section 9.1(b) of the CMP Exchange Agreement for losses arising out of, or related to, any breach or inaccuracy of any representation or warranty (without regard to any limitation or qualification that references “material,” “materiality” or “Material Adverse Effect” in determining whether there has been a breach of the representation or warranty or the amount of damages incurred in connection with any such breach) of CMI set forth in Article 5 of the CMP Exchange Agreement, or a claim by or on behalf of the Sellers for indemnification under and pursuant to Section 9.1(d) of the CMP Exchange Agreement for the Special Indemnity Amount (as defined in the CMP Exchange Agreement).
     “CMI Registration Rights Agreement” has the meaning set forth in Section 13.
     “CMI Share Delivery Date” means the day following the date that is the earlier of (i) is nine (9) months after the date of this Warrant Agreement, and (ii) the expiration, termination or waiver by CMI of the restrictions set forth in the lock-up agreement between CMI and the Sellers delivered concurrently with the closing of the transactions contemplated by the CMP Exchange Agreement on the date hereof, which limits the sale of shares of CMI by the Sellers issued pursuant to the CMP Exchange Agreement for nine (9) months after the date hereof.
     “CMI Share Indemnity Total” means, as to any CMI Indemnity Claim, the total number of CMI Common Shares payable by CMI to the Sellers required to satisfy such claim.
     “CMP Exchange Agreement” means the Exchange Agreement, dated January 31, 2011, among CMI, the Sellers’ Representative thereunder and the Sellers.
     “Commission” means the U.S. Securities and Exchange Commission.
     “Company” has the meaning set forth in the opening paragraphs of this Warrant Agreement.
     “DWAC” has the meaning set forth in Section 5.2.
     “Exchange Offer” has the meaning set forth in the opening paragraphs of this Warrant Agreement.

     “Exercise Price” means $0.01 per Share for each Warrant Share that a Holder is entitled to purchase from the Company pursuant to a Warrant.
     “Expiration Date” means the earlier of (i) March 26, 2019, and (ii) the later of (A) the 30th day succeeding the redemption in full of all of the Company’s outstanding Series A Preferred Stock, par value $.01 per share, and (B) the 90th day succeeding the CMI Share Delivery Date.
     “FCC” has the meaning set forth in Section 5.4.
     “Holder” means, with respect to any Warrant, the Person in whose name such Warrant is recorded on the books of the Warrant Agent maintained for such purpose.
     “Holder’s Proportionate Share” means, with respect to any Holder, (A) the number of Shares for which such Holder may initially exercise its Warrant under this Warrant Agreement divided by (B) the number of all Shares for which all Holders may initially exercise Warrants under this Warrant Agreement.
     “Holders’ Share Indemnity Total” means, as to any Seller Indemnity Claim or CMI Indemnity Claim, as the case may be, the number of CMI Common Shares constituting the Sellers’ Share Indemnity Total or the CMI Share Indemnity Total, as the case may be, multiplied by a fraction, the numerator of which is 8,267,968 and the denominator is 9,945,714.
     “Majority Holders” means, as of any date, holders of Warrants exercisable for a number of Shares equal to a simple majority of the Shares for which all Warrants are then exercisable.
     “Market Price” means per Share as of any date, (i) the last sale price on such date of a Share or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which Shares are then listed or admitted to trading, or (ii) if Shares are not then listed or admitted to trading on any national securities exchange but are trading on the over-the-counter market on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, Inc., the last trading price of the Shares on such date as reported thereby, or (iii) if the Shares are not then trading on the over-the-counter market on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, Inc., but are quoted on the “Pink Sheets” or similar organization, the last sale price as reported thereby, or (iv) if none of (i), (ii) or (iii) is applicable, a price per share thereof equal to the fair value thereof determined in good faith by a resolution of the Board as of a date that is within 15 days of the date as of which the determination is to be made.
     “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.
     “Prior Agreement” has the meaning set forth in the opening paragraphs of this Warrant Agreement.

     “Prior Warrants” has the meaning set forth in the opening paragraphs of this Warrant Agreement.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller Indemnity Claim” means a claim by CMI for indemnification under and pursuant to Section 9.1(a) of the CMP Exchange Agreement arising out of, or related to, any breach or inaccuracy of any representation or warranty (without regard to any limitation or qualification that references “material,” “materiality” or “Material Adverse Effect” in determining whether there has been a breach of the representation or warranty or the amount of damages incurred in connection with any such breach) regarding CMP set forth in Article 4 of the CMP Exchange Agreement.
     “Sellers” means the “Sellers” under the CMP Exchange Agreement.
     “Sellers’ Share Indemnity Total” means, as to any Seller Indemnity Claim, the total number of CMI Common Shares payable by the Sellers to CMI required to satisfy such claim.
     “Shares” means shares of CMI Class D Common.
     “Transfer” means any disposition of a Warrant or any Warrant Shares or of any interest in either thereof, which would constitute a sale thereof within the meaning of the Securities Act.
     “Warrant” has the meaning set forth in the opening paragraphs of this Warrant Agreement.
     “Warrant Agent” has the meaning set forth in the opening paragraphs of this Warrant Agreement.
     “Warrant Certificates” means a certificate in substantially the form attached as Exhibit 1 hereto representing a Warrant to purchase that number of Shares as indicated on the face thereof.
     “Warrant Price” means an amount equal to (i) the number of Shares being purchased upon any exercise of a Warrant pursuant to Section 5.2, multiplied by (ii) the Exercise Price.
     “Warrant Shares” means the Shares purchased or purchasable by the Holder of a Warrant upon the exercise thereof.

2. APPOINTMENT OF WARRANT AGENT. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Warrant Agent hereby accepts such appointment. The Company may from time to time appoint such co-Warrant Agents as it may, in its sole discretion, deem necessary or desirable.
3. FORM OF WARRANT CERTIFICATES. The Warrant Certificates (together with the subscription form and the assignment form to be printed on the reverse thereof) shall be substantially in the form of Exhibit 1 hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Warrant Agreement or as may be required to comply with any law or with any rule or regulation made pursuant thereto, or to conform to usage.
4. COUNTERSIGNATURE AND REGISTRATION.
     4.1 The Warrant Certificates shall be executed on behalf of the Company by its Chairman, its President or a Vice President, either manually or by facsimile signature, and have affixed thereto the Company’s seal (if any) or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Warrant Certificates shall be countersigned by the Warrant Agent either manually or by facsimile signature and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificate had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such an officer.
     4.2 The Warrant Agent will keep or cause to be kept, at one of its offices in Canton, Massachusetts, or at the office of one of its agents, books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates, the number of Shares issuable upon exercise of the Warrant evidenced on the face of each of such Warrant Certificates and the date of each of such Warrant Certificate.
5. NUMBER OF WARRANT SHARES; ADJUSTMENT; EXERCISE OF WARRANT.
     5.1 Number of Warrant Shares. Subject to adjustment pursuant to Section 5.5 and Section 7 below, Warrants under this Warrant Agreement will, commencing on the CMI Share Delivery Date, be initially exercisable for an aggregate of 8,267,968 shares of CMI Class D Common. The Company shall promptly notify each Holder and the Warrant Agent of any adjustment in the number of shares of CMI Class D Common for which such Holder’s Warrant is exercisable hereunder in accordance with Section 5.5 or Section 7 below. Promptly upon request of a Holder thereafter, the Company and the Warrant Agent shall cooperate to cause the issuance of replacement Warrant Certificates to the requesting Holder to reflect any such adjustment.

     5.2 Exercise.
     (a) At any time after the CMI Share Delivery Date and until 5:00 p.m., New York City time, on the Expiration Date for a particular Warrant, a Holder may exercise such Warrant, on any Business Day, to purchase all or any part of the number of Shares then purchasable thereunder, at the stated Exercise Price. The Holder may exercise such Warrant, in whole or in part, by delivering to the Warrant Agent at the principal office of the Warrant Agent in Canton, Massachusetts or to the office of one of its agents as may be designated by the Warrant Agent from time to time, the following: (i) the corresponding Warrant Certificate, with the election to purchase form on the reverse side thereof duly completed and executed by the Holder or its agent or attorney, and (ii) payment of the Warrant Price (or a written instruction to the Company from the Holder to satisfy payment of the Warrant Price pursuant to the procedures in Section 5.2(b)). As soon as practicable after the exercise of such Warrant, in whole or in part, the Warrant Agent shall promptly request that the Company cause CMI to have CMI’s transfer agent issue and deliver or register in the name of the Holder thereof or, subject to Section 6, as the Holder may direct, the number of duly authorized, validly issued, fully paid and nonassessable Shares to which the Holder shall be entitled upon such exercise plus, in lieu of any fractional Share to which the Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Market Price per Share on the Business Day immediately preceding the date of such exercise. Certificates for Warrant Shares purchased by exercise of a Warrant will be transmitted by CMI’s transfer agent to the Holder by crediting the account of the Holder’s prime broker with the Depositary Trust Company through its Deposit Withdrawal At Custodian (“DWAC”) system if CMI is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the notice of exercise, payment of the Warrant Price and surrender of the Warrant Certificate. The Warrant Shares shall be deemed to have been issued, and the Holder (or designee) shall be deemed to be a holder of record of the Warrant Shares, as of the date a Warrant is exercised by payment of the Warrant Price (or if the Warrant Price is to be satisfied pursuant to the procedures in Section 5.2(b), the date of receipt by the Company from the Holder of written instruction to satisfy payment of the Warrant Price pursuant to the procedures in Section 5.2(b)) and all taxes required to be paid by the Holder, if any, pursuant to Section 5.3. Any certificates so delivered shall be in such denominations as may be reasonably requested by the Holder hereof, shall be registered in the name of such Holder and shall bear a restrictive legend. If a Warrant shall have been exercised only in part, then the Warrant Agent shall request that the Company or its transfer agent, at the time of issuance of the Warrant Shares, deliver to the Holder a new Warrant Certificate of like tenor, calling in the aggregate on the face thereof for issuance of the number of Shares equal (without giving effect to any adjustment therein) to the number of such Shares called for on the face of the surrendered Warrant Certificate minus the number of such Shares so designated by such Holder upon such exercise as provided in this Section 5.2.
     (b) In lieu of paying the Warrant Price in cash as provided in Section 5.2(a) above, the Warrant Price may instead be satisfied by reducing the number of Warrant Shares that would otherwise have been issued upon such exercise by the number of Warrant Shares that have an aggregate Market Price (determined as of the Business Day immediately preceding the date of exercise) equal to the Warrant Price that otherwise would have been paid.
     5.3 Payment of Taxes. All Warrant Shares issued pursuant to Section 5.2 shall be validly issued, fully paid and nonassessable shares of CMI when purchased by the Company pursuant to the CMI Exchange Agreement, and when ownership thereof is transferred by the Company to Holders pursuant to this Agreement. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof, unless such tax or charge is imposed by law upon the Holder exercising its Warrant, in which case, such Holder shall pay such taxes or charges. None of the Warrant Agent, the Company nor CMI shall be required to pay any tax or other charge imposed in connection with any transfer involved in the issue or delivery of any certificate for Shares issuable upon exercise of a Warrant in any name other than that of the Holder thereof, and in such case, CMI’s transfer agent shall not be directed to record in its books and records such Shares in any name other than the Holder’s name until such tax or other charge has been paid or it has been established to the reasonable satisfaction of the Company that no such tax or other charge is due.
     5.4 Restriction on Exercise. Notwithstanding anything to the contrary herein, a Warrant may not be exercised prior to the Holder thereof obtaining any necessary approvals from the Federal Communications Commission (the “FCC”) or if such exercise would result in a violation of the United States Federal Communications Act of 1934, as amended, or the rules and the policies promulgated by the FCC thereunder. The Warrant Agent’s sole obligation in this regard shall be to honor any stop-transfer order from the Company, if so given.
     5.5 Adjustments Relating to Exchange Agreement Indemnity.
     (a) Notwithstanding anything in this Warrant Agreement to the contrary, the number of Shares for which Warrants under this Warrant Agreement are exercisable will be subject to decrease in connection with the resolution of Seller Indemnity Claims and increase in connection with the resolution of CMI Indemnity Claims as set forth in this Section 5.5.
     (b) On the CMI Share Delivery Date, the number of Shares for which the Warrants are then exercisable will be reduced as required under Section 5.5(c), or reduced by a number of Shares relating to then pending indemnification claims under Article 9 of the CMP Exchange Agreement which may result in a reduction of the number of Shares issuable pursuant to the exercise of the Warrants pursuant to Section 5.5(c), with such Shares for which the Warrants may become exercisable relating to such pending claims to become so exercisable, or the reduction in this regard completed, at the time such pending claims are finally determined under the CMP Exchange Agreement.
     (c) If the Sellers under the CMP Exchange Agreement are finally determined to be required to indemnify CMI for a Seller Indemnity Claim, then the number of Shares for which the Warrants held by each Holder are otherwise exercisable shall be reduced by a number of Shares (if including a fraction of a share, rounded down to the closest whole share number) equal to the Holders’ Share Indemnity Total in respect of such Seller Indemnity Claim multiplied by the Holder’s Proportionate Share of such Holder.
     (d) On the CMI Share Delivery Date (if any CMI Indemnity Claim has been finally determined prior to such date), and upon the final determination of any CMI Indemnity Claim after such date, the number of Shares for which Warrants held by each Holder are then exercisable shall be increased by a number of Shares (if including a fraction of a share, rounded up to the closest whole share number) equal to the Holders’ Share Indemnity Total in respect of such CMI Indemnity Claim multiplied by the Holder’s Proportionate Share of such Holder. Should such final determination occur subsequent to the CMI Share Delivery Date, the Company shall cause CMI to deliver additional Shares, and the number of Shares for which the Warrants are then exercisable shall be increased, each to give effect to the foregoing adjustments.
6. TRANSFER, DIVISION, COMBINATION AND EXCHANGE OF WARRANT CERTIFICATES.
     6.1 Subject to Section 6.2, and subject to applicable law, rules or regulations, restrictions on transferability that may appear on Warrant Certificates in accordance with the terms hereof or any “stop transfer” instructions the Company may give to the Warrant Agent, at any time after the CMI Share Delivery Date and prior to 5:00 p.m., New York City time, on the Expiration Date for a particular Warrant or Warrants, any corresponding Warrant Certificate or Warrant Certificates may be transferred, split up, combined or exchanged for another Warrant Certificate or Warrant Certificates, entitling the Holder thereof to purchase a like number of Shares as the Warrant Certificate or Warrant Certificates surrendered then entitled such Holder to purchase. Any Holder desiring to transfer, split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender the Warrant Certificate or Warrant Certificates to be transferred, split up, combined or exchanged at the principal office of the Warrant Agent. Thereupon the Warrant Agent shall, subject to Section 6.2, countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. No transfer of a Warrant will be effected unless the Warrant Certificate or the instruction to transfer, as the case may be, is affixed with a signature guarantee stamp by a guarantor institution approved by the Securities Transfer Association.
     6.2 The Company shall cause the Warrant Agent to prepare, issue and deliver at the Company’s own cost and expense the new Warrant Certificate or Warrant Certificates pursuant to this Section 6, except that the Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Warrant Certificates, together with reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto.
7. ADJUSTMENTS FOR CMI CHANGES. The number of Shares for which a Warrant is exercisable, and the price at which such Shares may be purchased upon exercise of a Warrant, shall be subject to adjustment from time to time as set forth in this Section 7. The Company shall cause the Warrant Agent to give each Holder notice of any event described below that requires an adjustment pursuant to this Section 7 at the time of such event.
     7.1 Distributions, Subdivisions and Combinations. If, at any time after the date of this Warrant Agreement, CMI:
     (a) subdivides its outstanding Shares into a larger number of Shares,
     (b) combines its outstanding Shares into a smaller number of Shares, or
     (c) makes a dividend payment or other distribution to the holders of its Shares in respect of the outstanding Shares that is payable in additional Shares,

then (i) the number of Shares for which a Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of Shares that a record holder of the same number of Shares for which a Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (ii) the Exercise Price shall be adjusted to equal (A) the Exercise Price multiplied by the number of Shares for which a Warrant is exercisable immediately prior to the adjustment divided by (B) the number of Shares for which a Warrant is exercisable immediately after such adjustment. In computing adjustments under this Section 7.1, fractional interests in Shares shall be taken into account to the nearest one-hundredth of a Share.
     7.2 Reclassification, Reorganization, Merger or Consolidation. In case of any reclassification, reorganization, merger, consolidation or other change in the capital stock of CMI (other than as a result of a distribution, subdivision or combination provided for in Section 7.1), then provision shall be made, and duly executed documents evidencing same from the Company shall be delivered to the Holders, so that the Holders shall have the right at any time prior to the expiration of their respective Warrants to purchase, at the same total price equal to that payable upon the exercise of their respective Warrants, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization, merger, consolidation or other change by a holder of the same number and type of securities as were purchasable upon exercise of their respective Warrants by the Holders immediately prior to such reclassification, reorganization, merger, consolidation or other change. In any such case, appropriate provisions shall be made with respect to the rights and interest of the Holders so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise of a Warrant, and appropriate adjustments shall be made to the Exercise Price payable thereunder. Notwithstanding the foregoing, in the event of any transaction described in this Section 7.2 in which the consideration to be received by holders of Shares is payable only in cash, then the Holders shall each only be entitled to receive upon the closing of such transaction cash in the amount, if any, that such cash payment per Share exceeds the Exercise Price, and upon the closing of such transaction each Warrant shall solely represent the right to receive such consideration, if any, and upon such payment, if any, shall terminate and have no further force or effect, or shall so terminate if no such payment is due.
8. NO IMPAIRMENT. The Company shall not by any action, including, without limitation, through any amendment to its certificate of incorporation through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Agreement, but will at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate to protect the rights of the Holders against impairment.
9. CMI EXCHANGE AGREEMENT. From and after the date of this Warrant Agreement, the Company shall at all times obtain pursuant to the CMI Exchange Agreement and keep available for issue upon the exercise of the Warrants such number of Shares as will be sufficient to permit the exercise in full of all Warrants. All Shares, when issued to the Company in accordance with the terms of the CMI Exchange Agreement, shall be duly and validly issued and fully paid and nonassessable shares of CMI, and not subject to preemptive rights. Pursuant to the CMI Exchange Agreement, CMI has agreed that each Holder who so requests in writing shall be acknowledged by CMI in writing to be a third-party beneficiary of the CMI Exchange Agreement.
10. RESTRICTIONS ON TRANSFER; RESTRICTIVE LEGEND.
     10.1 The Warrants (and any Warrant Shares) are not registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act) except to (a) qualified institutional buyers in reliance on the exemption from registration requirements of the Securities Act provided by Rule 144A or (b) persons in offshore transactions in reliance on Regulation S under the Securities Act.
     10.2 Each certificate, if any, representing Warrant Shares shall bear the following legend:
“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND CANNOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER OF SUCH SECURITIES SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS ARE NOT REQUIRED.”
11. SUPPLYING INFORMATION.
     (a) The Company and the Warrant Agent shall cooperate with each Holder in supplying such information as may be reasonably necessary for such Holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale or transfer of a Warrant or any Warrant Shares.
     (b) The Company shall promptly notify the Holders of any early expiration, termination or waiver of the restrictions (and the effective date of any such early expiration, termination or waiver) set forth in the lock-up agreement between CMI and the Sellers delivered concurrently with the closing of the transactions contemplated by the CMP Exchange Agreement.
12. LOSS, THEFT, DESTRUCTION OR MUTILATION. Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of a Warrant Certificate, and
     (a) in the case of loss, theft or destruction, of a corporate bond of indemnity reasonably satisfactory to the Warrant Agent and the Company, or
     (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company will instruct the Warrant Agent to make and deliver a new Warrant Certificate of like tenor to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated.
13. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.
The Company represents and warrants to, and agrees, as of the date hereof and as of the date of any exercise of a Warrant, that: (a) this Warrant Agreement has been duly authorized, validly issued and is a valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, or as limited by general principles of equity; (b) the issuance of such Warrant and the issuance of Warrant Shares pursuant to such Warrant are exempt from the registration and prospectus delivery requirements of the Securities Act; and (c) the Company agrees that neither it nor any Person acting on its behalf has offered or will offer any Warrant or Warrant Shares or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Warrant or the Warrant Shares hereunder within the provisions of the registration and prospectus delivery requirements of the Securities Act. Each Holder shall, in respect of the shares of CMI Class A Common deliverable upon conversion of the Shares issued to it under this Agreement, be entitled to become a party to the Registration Rights Agreement (the “CMI Registration Rights Agreement”), entered into on or about the date of this Warrant Agreement, by and among CMI and the other parties thereto, in the form of Annex B attached to the Amendment Agreement, as a “Warrant Stockholder” thereunder, by executing and delivering to CMI a joinder to the CMI Registration Rights Agreement in the form attached as Exhibit A to the CMI Registration Rights Agreement
14. THE WARRANT AGENT.
     14.1 Fees and Expenses. The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Warrant Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Warrant Agreement and the exercise and performance of its duties hereunder.
     14.2 Indemnification. The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto or pursuant to the Prior Agreement; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its negligence, bad faith, or willful misconduct.
     14.3 Purchase or Consolidation or Change of Name of Warrant Agent.
     (a) Any corporation into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any corporation succeeding to the corporate trust business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Warrant Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 14.5. In case at the time such successor Warrant Agent shall succeed to the agency created by this Warrant Agreement any of the Warrant Certificates shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Warrant Agreement.
      (b)In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Warrant Agreement.
     14.4 Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders, by their acceptance of Warrant Certificates, shall be bound:
     (a) The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.
     (b) Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman, President or any Vice President of the Company and by the Treasurer or any Assistant Treasurer or the Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authentication to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Warrant Agreement in reliance upon such certificate.
     (c) The Warrant Agent shall be liable hereunder only for its own negligence, bad faith or willful misconduct.
     (d) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Warrant Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

     (e) The Warrant Agent shall not be under any responsibility in respect of the validity of this Warrant Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant Certificate; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of Shares required under the provisions of Section 5.5 or Section 7 or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants evidenced by Warrant Certificates after actual notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Shares to be issued pursuant to this Warrant Agreement or any Warrant Certificate or as to whether any Shares will, when issued, be duly authorized, validly issued, fully paid and nonassessable.
     (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Warrant Agreement.
     (g) The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chairman or the President or any Vice President or the Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer, provided the Warrant Agent carries out such instructions without negligence, bad faith or willful misconduct.
     (h) The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.
     (i) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.
     (j) In no event shall the Warrant Agent’s aggregate liability hereunder with respect to, arising from, or arising in connection with this Agreement, whether in contract or in tort, or otherwise, exceed amounts paid hereunder by the Company to the Warrant Agent as fees and charges but not including reimbursable expenses.

     14.5 Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Warrant Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of CMI by registered or certified mail, and to the Holders by first-class mail. The Company may remove the Warrant Agent or any successor Warrant Agent upon 30 days’ notice in writing, mailed to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of CMI by registered or certified mail, and to the Holders by first-class mail. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by a Holder (who shall, with such notice, submit its Warrant Certificate for inspection by the Company), then the registered Holder may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of a state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Warrant Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Company, and mail a notice thereof in writing to the registered Holders. However, failure to give any notice provided for in this Section 14.5, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.
15. MISCELLANEOUS.
     15.1 Notices. Any notice, demand, request, consent, approval, declaration, delivery or other communication to be made pursuant to the provisions of this Warrant Agreement shall be deemed sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
     (a) If to any Holder or holder of Warrant Shares, at its last known address appearing on the books of the Warrant Agent maintained for such purpose.

(b)	If to the Company at:

CMP Susquehanna Radio Holdings Corp.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
Attention: Chief Financial Officer
(c)	If to the Warrant Agent at:

Computershare Trust Company, N.A.
250 Royall Street
Canton, Massachusetts 02021
Attention: Client Administration
or at such address as may be substituted by notice given as herein provided. The party entitled to receive any notice required hereunder may waive such notice in writing. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or three Business Days after the same shall have been deposited in the U.S. mail. Notice by electronic mail shall not constitute effective notice hereunder.
     15.2 No Voting Rights; Rights upon Bankruptcy. Holders of Warrants (in their capacities as such) will not have the right to vote on matters submitted to stockholders of CMI, to receive dividends in respect of the capital stock of CMI or to share in CMI’s assets in the event of the liquidation, dissolution or winding up of CMI. In the event a bankruptcy or reorganization is commenced by or against CMI or the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts that may be subject to rejection by the Company with approval of the bankruptcy court, and the holders of Warrants may, even if sufficient funds are available, receive nothing or a lesser amount than that to which they would otherwise be entitled as a result of any such bankruptcy case if they had exercised their Warrants prior to the commencement of any such case.
     15.3 Successors and Assigns. Subject to the provisions of Section 6, this Warrant Agreement and the rights evidenced hereby and by any Warrant Certificate shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of each Holder.
     15.4 Amendment. This Warrant Agreement may be modified or amended or the provisions hereof waived upon the written agreement of the parties hereto and, to the extent any modification or amendment would enlarge the obligations or liabilities of the Majority Holders hereunder, with the written consent of the Majority Holders.
     15.5 Severability. Wherever possible, each provision of this Warrant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant Agreement.

     15.6 Headings. The headings used in this Warrant Agreement are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant Agreement.
     15.7 Governing Law. This Warrant Agreement shall be governed by the laws of the State of New York, without regard to the provisions thereof relating to conflict of laws.
     15.8 No Rights or Obligations as Stockholder. Nothing contained in this Warrant Agreement shall be construed as conferring upon any Holder any voting, dividend or other rights as a stockholder of CMI or as imposing upon any Holder any obligation to purchase any securities or as imposing any liabilities upon any Holder as a stockholder of CMI, whether such obligations or liabilities are asserted by CMI or the Company or by creditors of CMI or the Company.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties have caused this Warrant Agreement to be duly executed by their respective authorized officers.
     Dated: Effective as of the date first written above.

CMP SUSQUEHANNA RADIO HOLDINGS CORP.
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President, and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Title:	Manager, Contract Administrator